UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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SOUTHEASTERN BANK FINANCIAL CORPORATION
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SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road
Augusta, Georgia 30909

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 24, 2013

TO THE SHAREHOLDERS OF SOUTHEASTERN BANK FINANCIAL CORPORATION:

You are hereby notified that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Southeastern Bank Financial Corporation, a Georgia corporation (the “Company”), will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia on April 24, 2013, at 4:00 p.m., Eastern time for the following purposes:

1.	To elect 11 directors to serve for a term ending on the date of the 2013 Annual Meeting of Shareholders or until their respective successors shall have been elected and qualified.

2.	To vote on a non-binding advisory resolution approving the compensation of the executive officers named in the Summary Compensation Table included in the attached proxy statement.

3.	To vote on a non-binding advisory resolution regarding the frequency of future advisory votes on executive compensation.

4.	To transact such other business as may properly come before the Annual Meeting or an adjournment thereof.

Information relating to the Annual Meeting and the proposals described above is set forth in the attached proxy statement. Shareholders of record at the close of business on March 15, 2013 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ Ronald L. Thigpen
Ronald L. Thigpen
Assistant Corporate Secretary

Augusta, Georgia
March 27, 2013

You are urged to execute and return the enclosed proxy promptly in the enclosed self-addressed envelope. In the event you decide to attend the meeting, you may, if you desire, revoke the proxy and vote the shares in person. Your Board recommends that you vote in favor of the director nominees and other proposals listed in the enclosed proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2013 ANNUAL MEETING

The proxy statement for the 2013 Annual Meeting of Shareholders and our 2012 Summary Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2012 are available at www.shareholdermaterial.com/southeastern.

SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road
Augusta, Georgia 30909

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 24, 2013

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Southeastern Bank Financial Corporation (the “Company”) to be held on April 24, 2013, at 4:00 p.m., Eastern Time and at any adjournment thereof, for the purposes set forth in this Proxy Statement. The accompanying proxy is solicited by the Board of Directors of the Company. The Meeting will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia, 30901. This Proxy Statement and the accompanying Form of Proxy were first mailed to shareholders on or about March 27, 2013. The Company’s 2012 Summary Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2012 accompany this Proxy Statement.

VOTING AND REVOCABILITY OF PROXY APPOINTMENTS

The Company has fixed March 15, 2013, as the record date (the “Record Date”) for determining the shareholders entitled to notice of and to vote at the Meeting. The Company’s only outstanding class of stock is its Common Stock. At the close of business on the Record Date, there were outstanding and entitled to vote approximately 6,678,143 shares of Common Stock held by approximately 520 shareholders of record and approximately 450 beneficial owners, with each share being entitled to one vote. There are no cumulative voting rights.

The approval of any proposal that is properly brought before the Meeting requires that a quorum be present at the Meeting. Shares representing a majority of the votes entitled to be cast at the Meeting will constitute a quorum. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions (including votes to withhold in certain cases) and any broker non-votes (described below), will be counted.

Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes for the same seat on the Board, which is not possible in an uncontested election. A plurality standard also applies to the proposal relating to the frequency of the advisory vote on executive compensation.

Any other proposal that is properly brought before the Meeting generally requires approval by the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting. Brokers who hold shares in “street name” for beneficial owners do not have discretion to vote on the election of directors or other non-discretionary proposals, such as the proposals to adopt the non-binding advisory resolutions described in this Proxy Statement. Votes that are represented at the Meeting but are not cast on such proposals because directions have not been received from the beneficial owner of the shares are called “broker non-votes.” Neither abstentions nor broker non-votes would affect the outcome of an uncontested election of directors or the vote on the frequency of the advisory vote on executive compensation under a plurality voting standard, but they would effectively constitute votes against the advisory vote on executive compensation and any other proposals for which approval by a majority of the shares represented and entitled to vote would be required.

All proxies will be voted in accordance with the instructions contained a properly submitted Form of Proxy. If no choice is specified, proxies will be voted “FOR” the election to the Board of Directors of all nominees listed below under “ELECTION OF DIRECTORS,” “FOR” the adoption of the non-binding resolution on executive compensation, in accordance with the Board of Directors’ recommendation for submission of a non-binding resolution on executive compensation once every three years and in the discretion of the persons appointed as proxies with respect to any other matter that may properly come before the Meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it, by delivering a duly executed proxy bearing a later date to the Company, or by attending the Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Southeastern Bank Financial Corporation, 3530 Wheeler Road, Augusta, Georgia, 30909, Attention: Ronald L. Thigpen, Executive Vice President.

The costs of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record will be borne by the Company. Certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. The Company expects to reimburse brokers, banks, custodians, and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock held in their names.

PROPOSAL I
ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall consist of not less than 5 nor more than 25 directors, with the exact number to be determined by the Board of Directors, each having a term of office of one year beginning on the date of the Meeting and continuing thereafter until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The Board has established 11 as the number of persons to constitute the Board of Directors for the coming year, and has nominated the following persons to serve for one year and until their successors are elected and qualified. See “Directors and Executive Officers” below for additional information regarding their experience and qualifications.

Name	Age	Position(s) with the Company	Position(s) with GB&T (1)
William J. Badger	62	Director	Director
R. Daniel Blanton	62	President, Chief Executive	President, Chief Executive
		Officer and Director	Officer and Director
W. Marshall Brown	65	Director	N/A
Patrick D. Cunning	64	Director	Director
Warren A. Daniel	64	Director	Director
Edward G. Meybohm	69	Vice Chairman	Chairman of the Board
Robert W. Pollard, Jr.	62	Chairman of the Board	Vice Chairman of the Board
Larry S. Prather, Sr.	73	Director	Director
Randolph R. Smith, M.D.	68	Secretary and Director	Secretary and Director
Ronald L. Thigpen	61	Executive Vice President,	Executive Vice President,
		Chief Operating Officer	Chief Operating Officer and
		and Director	Director
John W. Trulock, Jr.	67	Director	Director

(1)	Georgia Bank & Trust Company of Augusta (“GB&T” or the “Bank”) is a wholly-owned commercial banking subsidiary of the Company.

Each of the nominees is currently a director of the Company and has been nominated by the Board to serve for an additional term. When properly executed and returned, the enclosed Form of Proxy will be voted as specified thereon. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy as proxies, unless specifically instructed otherwise in the proxy, will vote for the election in his or her stead of such other person as the Company’s existing Board of Directors may nominate in accordance with the policies described in “Director Nominations and Shareholder Communications” below. In the absence of such a recommendation or vote, the Board will operate with a vacancy until a nominee is proposed and elected or the size of the Board is changed in accordance with the Company’s Bylaws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE 11 NOMINEES NAMED ABOVE.

PROPOSAL II

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the executive officers listed in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement (the “Named Executive Officers”) in accordance with the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”). This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation program by voting on the resolution described below.

As described in detail under the heading “Executive Compensation,” we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our general philosophy is to provide a balanced compensation program designed to attract and retain top management talent, align their long-term interests with those of the shareholders, provide annual cash incentives that reward attainment of specific annual corporate performance goals while minimizing associated risks, and provide incentives to retain executives through retirement income and employment contracts.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. The vote may not be construed as overruling a decision by the Company, the Compensation Committee or the Board of Directors, or as changing, creating or implying any change in their fiduciary duties.

The affirmative vote of a majority of the shares represented and entitled to vote either in person or by proxy is required to approve this Proposal II. We anticipate that all of the shares of common stock represented and entitled to vote with respect to which directors of the Company exercise voting power will be voted in favor of the proposal. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the compensation tables and narrative disclosure set forth under the heading “Executive Compensation” in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated by the SEC, is hereby APPROVED”.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL III

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal III, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two or three years. We are required to present this issue to shareholders not less than once every six years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company, and our Board of Directors therefore recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that shareholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our shareholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our shareholders regarding our executive compensation program during the period between advisory votes on executive compensation.

The Board of Directors recognizes that shareholders may have different views as to the best approach for the Company, and therefore looks forward to hearing from shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company, the Board of Directors or the Compensation Committee in any way. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interest of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by the shareholders. The vote may not be construed as overruling a decision by the Company, the Compensation Committee or the Board of Directors, or as changing, creating or implying any change in their fiduciary duties.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below:

“RESOLVED, that the shareholders recommend, on an advisory basis, that the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be:

Choice 1: every year;
Choice 2: every two years;
Choice 3: every three years;
Choice 4: abstain from voting.”

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors. The choice among the first three choices that receives the highest number of votes will be deemed the choice of the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

DIRECTORS AND EXECUTIVE OFFICERS

No director or executive officer of the Company is related to any other director or executive officer, except that Robert W. Pollard, Jr., Chairman of the Board, is the brother-in-law of R. Daniel Blanton, President and Chief Executive Officer. No director or executive officer currently serves as an officer or director of any financial institution other than the Company and GB&T.

Director Qualifications—General

In nominating the following directors, the Board considers that all the nominees have certain skills and character traits that are appropriate for the Company. These include, but are not limited to, the proper temperament for Board duties and responsibilities, collegiality, good judgment, leadership skills, integrity, current and past business experience, experience and knowledge of the Company and the banking industry generally and a commitment to the long-term best interests of the shareholders. Additionally, as specifically addressed individually below, each of our directors has a history of service as a director of the Company and GB&T, which provides valuable continuity and experience with our business. They collectively possess significant experience in a variety of fields and have strong records of civic leadership and involvement that have increased the Company’s profile in the communities it serves. Further characteristics applicable specifically to individual nominees are set forth following their name in “—Directors and Specific Qualifications” below. See also “Director Nominations and Shareholder Communications” for a summary of the skills and character traits that the Board considers in the director nomination process.

The following additional information has been supplied by the directors, director nominees and executive officers listed below.

Directors and Specific Qualifications

William J. Badger (62) has been a director of the Company and GB&T since the organization of each (February 1992 and November 1988, respectively), serves as Chairman of the GB&T Directors Loan Committee and is a member of the Executive, Audit and Compensation Committees. He has been the President of Howard Lumber Company, a dealer in building materials and supplies, since 1978. He has also served as President of Augusta Sash and Door Sales of Georgia, Inc., a manufacturer of windows, doors, and millwork, since 2000. Mr. Badger received his Bachelor of Business Administration degree from the University of Georgia in 1972. He is Past Chairman of the Board of The Construction Suppliers Association of Georgia and Alabama and currently serves as a Director of the National Lumber and Building Material Dealers Association. Mr. Badger is a trustee of the Academy of Richmond County and is active in other civic and business organizations. His length and continuity of service as a director of the Company and GB&T, coupled with his experience in leading and managing a community-based business through a variety of economic cycles and challenges, particularly qualify Mr. Badger for service on our Board.

R. Daniel Blanton (62) has been President and Chief Executive Officer of the Company and GB&T since October 1997. He has been a Director of the Company since it was formed in 1992 and has been a Director of GB&T since June 1990. Mr. Blanton serves on the Executive Committee of both the Company and GB&T. He also served on the Board of Directors of SB&T from its inception in 2006 until its merger with GB&T in December 2011. Prior to his current position, he held the title of Executive Vice President and Senior Lending Officer of GB&T and was named Chief Operating Officer of both the Company and GB&T in November 1995. Mr. Blanton was Vice President of The Bank of Columbia County in Martinez, Georgia from 1987 to 1988. From 1986 to 1987, he was self-employed as a real estate developer. From 1976 to 1986, Mr. Blanton served as Senior Vice President and Senior Lending Officer of Georgia State Bank in Martinez, Georgia. A graduate of Georgia Military College, Mr. Blanton received his Bachelor of Science Degree from Clemson University in 1973 and received further training at the Georgia Banking School in 1982. He graduated from the Graduate School of Banking of the South at Louisiana State University in 1985. Mr. Blanton serves on the Board of Augusta State University Foundation. He served as Chairman of the Georgia Bankers Association in 2004-2005 and currently serves on its BankPac Board. He became a member of the American Bankers Association-Community Bankers Council in 2004 and served as Chairman of the Council in 2008-2009. During that time, he served on the Council’s Administrative Committee as well as the Government Relations Council. Mr. Blanton has served on the American Bankers Association Board of Directors since July 2010. In 2009, Mr. Blanton was selected to serve on the newly-formed FDIC Advisory Committee on Community Banking and completed two terms on the Committee in November 2012. Mr. Blanton’s extensive banking experience, particularly with the Company and GB&T; the growth and financial performance of the Company during his tenure; and his industry leadership and national exposure particularly qualify him for service on our Board.

W. Marshall Brown (65) has been a director of the Company since April 2008 and was previously a director of GB&T from 1998 until 2008. He serves as a member of the Audit and Compensation Committees. He is a Divisional Vice President with Stifel Financial and previously served in that capacity with UBS Financial Services and its predecessors since 1998. Prior to 1997, he was Executive Vice President and Regional Executive with Bank of America and its predecessor company, C & S National Bank. Mr. Brown received a Bachelor of Business Administration degree from Francis Marion University in 1972 and was recognized as the business school’s Outstanding Alumnus in 1991. Mr. Brown serves on The Board of the Tuttle Newton Home, The Hale Foundation, and The Augusta Technical College Foundation. He is past chairman of the Augusta Metro Chamber of Commerce and previously served on the board of The Georgia Department of Industry, Trade, and Tourism. Mr. Brown’s financial and capital markets experience, coupled with his community leadership and advocacy, particularly qualify him for service on our Board.

Patrick D. Cunning (64) has been a director of the Company since April 2008 and a director of GB&T since December 2011. In July 2007, he was elected Chairman of the Board of SB&T and served in that position until its merger with GB&T in December 2011. He serves as a member of the Audit and Compensation Committees and of the GB&T Directors Loan Committee. Mr. Cunning was named President of Woodside – Aiken Realty on January 1, 2012 and serves on the Board of Directors of Sidewood Development Company and subsidiary companies. Mr. Cunning had been Chief Executive Officer of Sidewood Development Company, a residential and commercial real estate development and brokerage company, since August 2005. From 1998 to 2006, Mr. Cunning served as Executive Vice President and Senior Lender for South Carolina Central Region for Regions Bank. Prior to 1998, Mr. Cunning was Executive Vice President for Palmetto Federal Savings Bank in Aiken, South Carolina. Mr. Cunning received his Bachelors of Science degree in Business Administration from University of South Carolina in 1970. His South Carolina background, real estate experience and past bank and thrift employment particularly qualify him for service on our Board.

Warren A. Daniel (64) became a director of the Company with its formation in 1992 and has been a director of GB&T since July 1990. He serves as Chairman of the Compensation Committee and as a member of the Executive Committee and of GB&T’s Directors Loan and Asset/Liability (ALCO)/Investment Committees. Mr. Daniel has been a Financial Representative for Northwestern Mutual Financial Network since 1978. He is also President of Group & Benefits Consultants, Inc. Prior to 1978, Mr. Daniel was a Loan Officer with SunTrust Bank in Augusta. He is a graduate of Richmond Academy in Augusta and received his Bachelor of Business Administration degree from the University of Georgia in 1970. Mr. Daniel’s professional designations include Chartered Life Underwriter and Chartered Financial Consultant. He currently serves as a Director of Howard Lumber and is past Chairman of the Augusta Metro Chamber of Commerce and is active in other civic and business organizations. His length and continuity of service as a director, knowledge and experience in the areas of executive compensation and benefits, and background in banking and lending, particularly qualify him for service on our Board.

Edward G. Meybohm (69) has served as Vice Chairman of the Company’s Board of Directors since its formation in 1992 and is the Chairman of GB&T’s Board of Directors and its ALCO/Investment Committee. He also serves on the Executive and Compensation Committees and on the GB&T Directors Loan Committee. Mr. Meybohm was an organizing director of the GB&T in 1988. He has been the President of Meybohm Realty, Inc., a real estate brokerage firm, since 1977. Meybohm Realty, Inc is the largest residential real estate company in the Augusta, Georgia marker. Prior to 1977, Mr. Meybohm worked at Southern Finance Corporation, where he was first employed in 1970. Mr. Meybohm, a native of Harlem, Georgia, received his Bachelor of Science degree in Education from Georgia Southern University in 1964. He served as a member of the Board of Directors of Georgia State Bank, Martinez, Georgia, from November 1983 through December 1985, when Georgia State Bank was acquired by Georgia Railroad Bank, the predecessor to First Union National Bank (now Wells Fargo Bank). Thereafter, Mr. Meybohm continued to serve on the Columbia County Advisory Board of Georgia Railroad Bank and its successor, First Union National Bank of Georgia, until his resignation in June 1988. Mr. Meybohm is past President of the Georgia Association of Realtors, a past Chairman of the Augusta Metro Chamber of Commerce, a past member of the Georgia State Board of Education, and active in other civic and business organizations. His length and continuity of service as a director, real estate experience, and long-term knowledge of the communities served by the Bank, and prior bank board experience particularly qualify him for service on our Board.

Robert W. Pollard, Jr. (62) has been a director of the Company and GB&T since August 1994. In April 1995, he was elected Chairman of the Board of the Company and Vice Chairman of GB&T. He also serves as Chairman of the Executive Committee and on GB&T’s Directors Loan and ALCO/Investment Committees. He has been President of Pollard Lumber Company, Inc., a lumber manufacturer located in Appling, Georgia since 1995. He is a native of Appling, Georgia, and attended Harlem High School. He also attended the University of Georgia, receiving his Bachelor of Science degree in Forest Resources. Mr. Pollard has served as a board member of the Georgia Forestry Commission, the Southeastern Lumber Manufacturers Association, and the Georgia Forestry Association and Tomberlin Auto Group. He is a member and Deacon of Kiokee Baptist Church in Appling. His business leadership and experience, significant ownership position in the Company, and length and continuity of service as a director particularly qualify him for service on our Board.

Larry S. Prather, Sr. (73) has been a director of the Company since November 2006 and a director of GB&T since January 1993. In 1984, he was an organizer and became a member of the Board of Directors of FCS Financial Corporation (FCS) and First Columbia Bank in Martinez, Georgia, where he served until the Company’s acquisition of FCS in December 1992. He serves on the Audit Committee and GB&T’s Directors Loan Committee. He has been self-employed as the President and owner of Prather Construction Company, Inc., a utility and grading contractor, for over 30 years. A native of Columbia County, Mr. Prather has served as a member of the Columbia County Board of Education and as Chairman of the Columbia County Board of Commissioners. He is also a past Chairman of the Development Authority of Columbia County. Most recently, Mr. Prather has served on the West Lake Country Club Board for the past year. Mr. Prather is a graduate of Harlem High School and the University of Georgia where he received a B.S. degree in Business Administration. His business leadership and experience, prior bank board experience, and civic involvement particularly qualify him for service on our Board.

Randolph R. Smith, M.D. (68) has been a director and Secretary of the Company since its formation in 1992 and GB&T since it 1988. He was an organizing director of GB&T and serves as Chairman of the Audit Committee and on the Executive and Compensation Committees. Dr. Smith is a specialist in plastic and reconstructive surgery and a member of the medical staff of University Hospital in Augusta, where he has served as Chief of Staff. He is currently Chairman of University Health, Inc., the governing body of University Hospital. He has practiced medicine in the Augusta area since 1978. Prior to that time, Dr. Smith served his residency at the Medical College of Georgia in Augusta and Duke University. He graduated from Richmond Academy in Augusta, received his Bachelor of Science Degree from Clemson University in 1966 and his M.D. degree from the Medical College of Georgia in 1970. Dr. Smith was awarded an honorary doctorate from Clemson in 1997 as well as the Distinguished Service Award by the Clemson Alumni Association in 2007. Dr. Smith is an Augusta, Georgia native and is active in civic and professional associations and has received The Book of Golden Deeds Award from The Exchange Club of Augusta, The Paul Harris Fellowship award by the Rotary Club of Augusta, the Civic Endeavor Award by the Richmond County Medical Society and the Jack A. Raines Humanitarian Award presented by the Medical Association of Georgia for 1999. In 2001, Dr. Smith received the Pride in the Profession Award by the American Medical Association. Additionally, he was recognized by the city council of Nowy Sacz, Poland for years of service to Polish patients and education of Polish surgeons. Dr. Smith was cited for his long time care of the burned Palestinian children by the Minister of Health of the Palestinian National Authority in 2012. He is past President of the Exchange Club of Augusta and previously served as Senior Warden at St. Paul’s Episcopal Church. Dr. Smith’s professional credentials, involvement with University Hospital, and civic and academic leadership particularly qualify him for service on our Board.

Ronald L. Thigpen (61) has served as Executive Vice President and Chief Operating Officer of the Company and GB&T since October 1997, having joined the Company and GB&T as Chief Financial Officer upon the acquisition of FCS Financial Corporation in December 1992. He was elected to the Board of Directors of both the Company and GB&T in April 1995. He serves on the Executive Committee. He was previously employed as the President and Chief Executive Officer of FCS Financial Corporation and First Columbia Bank from January 1991 to December 1992. From 1971 through 1990, Mr. Thigpen served Wachovia Bank and its predecessors, in a variety of positions in Augusta, Macon, and Columbus, Georgia. He received his Bachelor of Business Administration degree from Augusta State University in 1973 and is a 1980 graduate of the Graduate School of Retail Bank Management at the University of Virginia. He also graduated from the Graduate School of Banking of the South at Louisiana State University in 1985. He is past Chairman of the Board of Directors of the Financial Managers Society, headquartered in Chicago, Illinois. He is a former director of the Georgia Bankers Association, having served from 1992 to 1995. He is a former board member of the Development Authority of Columbia County and is past Chairman. He is a former member and Chairman of the Columbia County Planning Commission. He currently serves as past Chairman of the Board of Directors of the CSRA Alliance for Fort Gordon. Mr. Thigpen is a former Chairman of the Augusta Metro Chamber of Commerce. He is a member of the Hephzibah Agricultural Club and Wesley United Methodist Church. In 2010, Mr. Thigpen was elected to a second four year term on the Columbia County, Georgia Board of Commissioners and currently serves as Vice Chairman. His extensive banking experience, particularly with the Company and GB&T, the growth and financial performance of the Company during his tenure, and his industry and civic leadership particularly qualify him for service on our Board.

John W. Trulock, Jr. (67) has been a director of the Company and GB&T since April 1995. He serves as Chairman of GB&T’s Trust Committee and is a member of GB&T’s ALCO/Investment Committee. Mr. Trulock is an agent for Mass Mutual Financial Group and is a Partner of ECP Benefits, LLC. He has been active in the insurance business since 1981. He was born in Thomasville, Georgia and was raised in Augusta. He attended Augusta State University and is a graduate of the University of Georgia, Athens, Georgia. Mr. Trulock is a past President of the Exchange Club of Augusta, the Augusta State University Alumni Association, Garden City Lions Club, and the Boys and Girls Club of Augusta as well as past Chairman of the Augusta State University Foundation. He is a member of Covenant Presbyterian Church where he has served as Deacon, Elder, and Trustee. Mr. Trulock’s insurance expertise, length and continuity of service as a director, and community leadership particularly qualify him for service on our Board.

Executive Officers

In addition to our President and Chief Executive Officer, R. Daniel Blanton, and our Executive Vice President and Chief Operating Officer, Ronald L. Thigpen, each of whose biographical information is provided above, we have designated the following person as an executive officer of the Company, as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Darrell R. Rains (56) has been Group Vice President and Chief Financial Officer of the Company and GB&T since October 2005. Mr. Rains served as Executive Vice President–Regional Financial Officer for Regions Bank from 1998 to 2005. In that capacity, he was responsible for financial oversight and operational issues of 11 unit banks aggregating approximately $3.3 billion in assets in a geographic region covering North Carolina, South Carolina, Virginia and the Central Savannah River Area portion of Georgia. From 1989 to 1998, Mr. Rains served as Executive Vice President and Chief Financial Officer for Palfed, Inc. and subsidiaries, including Palmetto Federal Savings Bank of South Carolina, FSB. In that capacity, he was responsible for accounting, data processing, operations, treasury, and investor relations for the $700 million organization. He received his Bachelor of Science in Business Administration from the University of South Carolina–Aiken in 1979. He is a South Carolina licensed CPA, a member of the American Institute of CPAs, the South Carolina Association of CPAs, and the Financial Managers Society. He currently assists the Aiken Chapter of the American Heart Association in its fundraising efforts.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

The Company’s Board of Directors utilizes a leadership structure with separate positions for Chairman and Chief Executive Officer. The Board has chosen to separate the positions of Chairman and Chief Executive Officer in order to clearly distinguish between the duties and responsibilities of the Board of Directors and those of the Chief Executive Officer. The role of Chairman is to provide the leadership of the Board of Directors that results in an effective functioning of the Board as it determines the strategic plans and policies for the Company. The Company views the position of Chief Executive Officer as distinct and separate from the Board as it is the organizational position that is primarily responsible for carrying out the strategic plans and policies as established by the Board of Directors. The Chief Executive Officer reports to the Board of Directors. The Company does not have a designated lead independent director, as the Chairman functions in that capacity.

The Company’s Board of Directors maintains a key role in the oversight of risk. The Board administers its risk oversight function by having directors chair specific committees that oversee the aspects of the Company’s operations that present significant risk management issues. These committees are the Audit Committee, chaired by Dr. Randolph R. Smith, the GB&T Directors Loan Committee, chaired by William J. Badger, the ALCO/Investment Committee chaired by E. G. Meybohm and the Compensation Committee chaired by Warren A. Daniel. Additional risk management is provided by the Company’s Internal Auditor and the firm Porter Keadle Moore, LLP (who is engaged annually to provide overall risk assessment and internal control reviews), both of which report directly to the Audit Committee.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors has an Executive Committee, Audit Committee, and Compensation Committee. The Audit and Compensation Committees function as joint committees of the Boards of Directors of the Company and GB&T. Individual members of the Company’s Board of Directors also chair GB&T’s Directors Loan Committee and its ALCO/Investment Committee. The Board of Directors of the Company held four meetings and the Board of Directors of GB&T held 12 meetings during 2012. All of the directors of the Company attended at least 75% of such meetings and the meetings of each committee on which they served. The Company does not have a policy regarding director attendance at shareholders’ meetings. All of the Company’s directors then serving on the Board attended the 2012 Annual Meeting of Shareholders.

Executive Committee

The Executive Committee may exercise the authority of the full Board of Directors, except that it may not approve or propose to shareholders matters requiring shareholder approval; fill board or committee vacancies; amend the Company’s articles of incorporation (subject to limited exceptions); adopt, amend or repeal bylaws; or approve a plan or merger not requiring shareholder approval. The Executive Committee met once in 2012, as the Board has determined that in view of the continuing environment of economic uncertainty warranted full Board consideration of matters that might otherwise be delegated to the Executive Committee. The Executive Committee’s members include: Robert W. Pollard, Jr., Chairman, R. Daniel Blanton, William J. Badger, Warren A. Daniel, Edward G. Meybohm, Randolph R. Smith, M.D. and Ronald L. Thigpen.

Audit Committee

The Audit Committee meets, at a minimum, quarterly prior to the regular GB&T Board meeting. The Audit Committee met eight times in 2012. Additional meetings are scheduled as needed to carry out its activities. The Audit Committee has the responsibility of reviewing the Company’s consolidated financial statements, evaluating accounting functions and internal controls, assuring compliance with and reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are properly performed. The Committee selects and oversees the Company’s independent auditors for the next fiscal year, pre-approves all audit and allowable non-audit fees, reviews and approves the internal auditors’ audit and internal controls program, and reviews with the independent auditors the results of the annual audit and management’s response thereto. Each member of the Audit Committee is independent pursuant to Rule 10A-3(b)(1) under the Exchange Act and Rule 4200(a)(15) promulgated by the Nasdaq Stock Market. The Committee does not include an “audit committee financial expert,” as that term is defined in the Exchange Act regulations. The Board has considered the qualifications of the members and has determined that they possess the skills necessary to review and analyze the Company’s financial statements and processes and to fulfill their other duties in accordance with the terms of the Audit Committee Charter. As a result, the Board has determined that the absence of an audit committee financial expert will not adversely affect the Committee’s performance of its duties and responsibilities. Audit Committee members are Company directors Randolph R. Smith, M.D., Chairman, William J. Badger, W. Marshall Brown, Patrick D. Cunning, Larry S. Prather, and GB&T director R. Joseph Pollock. The Audit Committee met nine times during 2011. A copy of the Audit Committee Charter is attached as Appendix A. See “Audit Committee Report” for additional information.

Compensation Committee

The Compensation Committee establishes compensation programs and levels for the Chief Executive Officer (CEO) and the Chief Operating Officer (COO). The Committee also reviews and approves recommendations by the CEO and COO for compensation and incentive awards of the Chief Financial Officer (CFO) and all other officers and managers of the Company. The Committee does not make individual compensation decisions for other employees. All of the members of the Committee are independent as determined by Nasdaq Stock Market standards. The Compensation Committee is comprised of Warren A. Daniel, Chairman, William J. Badger, W. Marshall Brown, Patrick D. Cunning, Edward G. Meybohm and Randolph R. Smith, M.D. The Compensation Committee held three meetings during 2012.

Directors Loan Committee

The GB&T Directors Loan Committee oversees the lending function of GB&T and approves all loans in excess of $2 million in loans to one borrower. Additionally, in its risk management oversight role, it reviews periodic reports on asset quality, including Delinquency Reports, Overdraft Reports, Classified/Watch Rated Loans Reports, Allowance for Loan and Lease Losses Analyses, Loan Concentration Reports, Impaired Loans Reports, Other Real Estate reports and Loans Charged Off Reports. In 2009, in light of the economic environment present at that time, the Committee established the Special Assets Committee as a subcommittee. The overall economic climate has warranted the continuation of that Committee and its oversight role related to asset quality. The members of the Special Assets Committee meet with management and review its activities relating to the management of problem loans and Other Real Estate. The Directors Loan Committee includes Company and GB&T directors and is comprised of William J. Badger, Chairman, Braye C. Boardman, Raymond D. Brown, Warren A. Daniel, E. G. Meybohm, Robert W. Pollard, Jr., R. Joseph Pollock, and Larry S. Prather. The Special Assets Committee is comprised of William J. Badger, Chairman and Warren A. Daniel. The Directors Loan Committee held 21 meetings in 2012 and the Special Assets Committee met seven times.

ALCO/Investment Committee

The GB&T Board ALCO/Investment Committee oversees the asset and liability management function, the investment portfolio of GB&T, and interest rate risk management. In its risk management oversight role, it reviews periodic reports on holdings in the investment portfolio, investment transactions, investment strategy, interest rate forecasts, interest rate risk analysis, wholesale borrowings, balance sheet management, liquidity, non-core funding dependency, capital and policy compliance. The Committee includes Company and GB&T directors and is comprised of E. G. Meybohm, Chairman, Warren A. Daniel, Grey B. Murray, Robert W. Pollard, Jr., Milton Ruben and John W. Trulock, Jr. The GB&T Board ALCO/Investment Committee met four times in 2012.

DIRECTOR COMPENSATION

Directors of the Company and GB&T who are not employees of the Company or GB&T receive a fee for their service on the Boards of the Company and GB&T equal to $350 for each such Board meeting attended. In addition, non-employee Directors are paid a $350 fee for each Company or GB&T Board committee meeting attended. Directors of the Company are also paid a monthly retainer of $800. The Chairman, who presides over each respective meeting, is paid a $450 fee (as opposed to $350) for each meeting. Directors who are Company or GB&T employees receive no compensation for their service on the Company or GB&T Boards or their committees.

The following table sets forth the compensation paid by the Company and its subsidiaries to the Company’s directors who are not named in the Summary Compensation Table found elsewhere in this proxy statement.

2012 DIRECTORS COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) Note 1	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William J. Badger	$35,700	$0	$0	$0	$0	$0	$35,700
Marshall Brown	$19,350	$0	$0	$0	$0	$0	$19,350
Patrick D. Cunning	$29,550	$0	$0	$0	$0	$0	$29,550
Warren A. Daniel	$30,150	$0	$0	$0	$0	$0	$30,150
Edward G. Meybohm	$27,750	$0	$0	$0	$0	$0	$27,750
Robert W. Pollard, Jr.	$23,700	$0	$0	$0	$0	$0	$23,700
Larry S. Prather, Sr.	$28,950	$0	$0	$0	$0	$0	$28,950
Randolph R. Smith	$25,000	$0	$0	$0	$0	$0	$25,000
John W. Trulock, Jr.	$23,400	$0	$0	$0	$0	$0	$23,400

Note 1.	Includes purchases of Company stock at fair market value under the Directors Stock Purchase Plan as follows: Mr. Daniel: $2,400; Dr. Smith: $2,000; and Mr. Prather: $2,000.

EXECUTIVE COMPENSATION

Overview

The Company’s Compensation Committee (the “Committee”) is responsible for making decisions to ensure that competitive and fair compensation is provided to the Company’s officers in order to recruit and retain quality personnel. The composition and independence of the Committee is discussed above under “Meetings and Committees of the Board of Directors—Compensation Committee.” The information below reflects the Company’s executive compensation philosophy with respect to the Named Executive Officers (as defined and listed in the Summary Compensation Table below), as implemented by the Committee. In the Committee’s view, no compensation policy or practice for any employee of the Company or GB&T contributes to the creation of risks that are reasonably likely to have a material adverse effect on the Company.

Responsibility and Process

Policy and decision-making authority relating to compensation of the Company’s executives rests with the Committee, which may not delegate its authority. No officers of the Company sit on the Committee, nor do any officers have a role in determining executive compensation except that the CEO and COO make recommendations for compensation of the CFO individually and for all other officers and managers. The Committee reports its decisions to the full Board, but its decisions are not subject to full Board approval. The Committee does not have a charter and generally meets 3 or more times per year or as needed to perform its duties. The Committee formally reviews the compensation paid to executive officers prior to their initial hire and thereafter in January or February of each year. The Committee also negotiates the terms of the executive contracts referred to in “Employment Agreements” below.

Since 2003, the Committee has engaged a consulting firm, Executive Benefits Specialists, LLC of Birmingham, Alabama (“EBS”), to provide annual comparisons of total compensation of the CEO and COO to that of CEOs and executive officers of a peer group of holding companies. The peer group may change from year to year and is generally jointly determined by the Committee and EBS. The 2012 Peer group consisted of nine individually selected financial companies in the Southeast with total assets between $1-2.5 billion and which reflect similar characteristics with regard to size, number of branches, number of employees, lines of business and overall operations. The comparisons relate to base salary, bonuses, equity and non-equity incentive plan compensation, retirement benefits and terms and conditions of employment contracts. The Committee has historically used this data to compare annual compensation of the CEO and COO to the annual compensation of CEOs and executive officers in the peer group. It should be noted that the extraordinary economic conditions over the past four years have made peer group comparisons less meaningful due to the significant reduction in overall financial performance and in some cases failure of peer group members.

Objectives

The Committee oversees an integrated compensation program having several elements as discussed below. With respect to each element of executive compensation, the Committee has the objectives of providing the Company, its staff and the communities it serves with consistent long-term leadership of the highest quality possible while maximizing shareholder value. Its general philosophy is to provide a balanced compensation program designed to attract and retain top management talent, align their long-term interests with those of the shareholders, provide annual cash incentives that reward attainment of specific annual corporate performance goals while minimizing associated risks, and provide incentives to retain executives through retirement income and employment contracts.

What the Compensation Program is Designed to Reward

The executive compensation programs for the CEO and COO are designed to reward: (1) long term appreciation of share price, (2) current financial performance related to attaining and exceeding budget along with the resulting Return on Average Equity, (3) setting and executing the strategic direction of the Company in the midst of an extraordinary economic environment, (4) satisfactory achievement of regulatory compliance for financial reporting and regulatory examinations, and (5) building and maintaining a positive reputation of GB&T as a community oriented bank. The primary objectives for the CFO in 2012 included, among other things, accurate and timely financial and regulatory reporting, a well executed 2013 budget process, implementation and oversight of a functioning Enterprise Risk Management program, and pursuing overall improved operating efficiency for GB&T.

Elements of Compensation

The elements of compensation currently considered by the Committee are: (1) base salary, (2) cash bonuses, (3) long-term incentive plan (equity option) awards, (4) performance-based non-equity incentive plan awards, (5) non-qualified defined benefit plan compensation (retirement benefits), (5) employment and change in control contracts and (6) matching contributions under the Company’s non-discriminatory 401(k) plan. The Committee utilizes each of these elements because it believes each element contributes to a balanced and fair compensation program that result in the attraction and retention of key executives along with producing the desired performance of the Company. The amount, relative proportion of, and basis for each element of compensation is presented in the Summary Compensation Table below.

Base Salary. Given the progress of the Company during 2012 in the continuing difficult economic and regulatory environment, the Committee increased the 2012 base salaries by approximately 3.0% for Messrs. Blanton, Thigpen and Rains to $382,166, $353,926 and $208,000, respectively. For 2013, based on the overall financial performance of the Company, the Committee increased the 2013 base salaries by 3% for Messrs. Blanton and Thigpen to $393,631 and $364,543, respectively, and by 3.37% for Mr. Rains to $215,000.

Bonuses. For 2012, no discretionary cash bonuses were paid to Messrs. Blanton and Thigpen. In consideration of his leadership in the area of staff oversight regarding Audit and Compliance matters, Mr. Rains was awarded a discretionary cash bonus of $5,000 for 2012.

Long-Term Equity Incentive Plan Compensation. After considering each executive’s prospective benefits under the Non-Qualified Defined Benefit Plan, together with his existing holdings of Company common stock and options, the Committee concluded that additional equity grants to these executives were not a necessary element of their 2012 compensation.

Performance-Based Non-Equity Incentive Plan Compensation. In 2012, the Committee modidfed the tiered structure implemented in 2011 so that, upon achievement of 90 to 99.99% of the Company’s budgeted net income, 50% of the Company’s return on average equity would be multiplied by base salary and paid as a cash incentive; from 100% to 104.99% of budgeted net income, the multiplier would become 100% of the average return on equity, from 105% to 109.99% of budgeted net income, the multiplier would become 150% of the average return on equity, from 110% to 114.99%, the multiplier would become 175% and at 115% or higher of budgeted net income, the multiplier would become 200% of the average return on equity. Based on the extraordinary improvement in the Company’s financial performance in 2012 (net income increased from $11.0 million to $14.4 million) and the corresponding achievement of a return on average equity of 11.40%, the cash incentive awards for 2012 consisted of 22.80% (200% of the 11.40% return on average equity) of base salary. This amounted to $87,134, $80,695 and $52,424 for Messrs. Blanton, Thigpen and Rains, respectively. For 2013, the Committee retained the same tiered structure to provide for a cash incentive award based on the Company’s budgeted net income as mentioned above.

Supplemental Executive Retirement Benefit Agreements. On October 1, 2000, GB&T established a Non-Qualified Defined Benefit Plan, which generally provided to selected executives periodic monthly cash payments upon attainment of retirement age. The Committee concluded that a retirement benefit was necessary in order to attract and retain key executives and senior management and to provide an incentive for long-term employment with the Company. Accordingly, the Committee established a target annual retirement benefit under the Non-Qualified Defined Benefit Plan designed to approach 40-50%% of total annual cash compensation consisting of salary and bonus at the time of retirement at age 65 to executives and senior management who had made and were expected to make significant long term contributions to the growth and financial performance of the Company and its subsidiaries.

Effective January 1, 2009, GB&T amended, restated and superseded the Non-Qualified Defined Benefit Plan and its related participant agreements with Supplemental Executive Retirement Benefit Agreements providing for similar retirement benefits for each of Messrs. Blanton, Thigpen and Rains. Under the terms of the agreements, upon retirement at or after age 65, Mr. Blanton, Mr. Thigpen and Mr. Rains will receive monthly payments of $18,333, $18,333 and $10,500, respectively, for a period of 240 consecutive months. These payments represent annual benefits of $220,000 for Messrs. Blanton and Thigpen and $126,000 for Mr. Rains. In the event of a change of control, the full benefit vests for Messrs. Blanton, Thigpen and Rains. In the event that any payments remain payable to the executive officer at the time of his death, the remaining payments will be paid to his surviving spouse, beneficiary or estate.

Payments will be reduced in the event the employee retires before the age of 65 based upon the length of service after date of the agreement. Messrs. Blanton (age 62), Thigpen (age 61) and Rains (age 56) are eligible for early retirement, and their salary continuation agreements provide for the following vesting schedules for early retirement benefits:

Supplemental Executive Retirement Benefit Agreements

Year	Blanton Vested Benefit	Thigpen Vested Benefit	Rains Vested Benefit
2013	206,664	204,000	33,345
2014	211,108	208,000	44,927
2015	220,000	212,000	56,509
2016	220,000	216,000	68,091
2017	220,000	220,000	79,673
2018	220,000	220,000	91,255
2019	220,000	220,000	102,836
2020	220,000	220,000	116,818
2021 and thereafter	220,000	220,000	126,000

In the event of involuntary termination of employment without cause, other than in the event of a change of control, Messrs. Blanton and Thigpen are entitled to unreduced payments commencing at the later of age 65 or the first day of the month following the month in which termination occurs. If his employment is involuntarily terminated within two years following a change of control of the Company, each of Messrs. Blanton, Thigpen and Rains will be entitled to his full retirement benefit, with payments commencing on the first day of the month following the month in which termination occurs.

Death or disability benefits are payable if the executive dies or becomes disabled prior to age 65, with benefits varying based upon the date of death or disability, but are in all events less than the dollar amounts that would be paid at retirement at age 65.

Additionally, each agreement prohibits the executive from entering into competition with GB&T during the term of the agreement. In certain circumstances, if the executive breaches the non-compete either before or after receipt of benefits under the agreement, GB&T will have the option to terminate the executive’s right to receive benefits.

The Committee believes that the current economic and regulatory environment, in addition to the competitive employment market for executives with the requisite skills the foregoing compensation structure is appropriate which encourages and rewards the individual performance measures necessary to achieve the desired financial performance of the Company while mitigating any potential compensation-driven risks.

Employment Agreements. In order to attract, retain and enhance the continuity of management, the Committee determined that it was appropriate to provide certain protections to the executive officers in the event of a change of control and other events. Accordingly, GB&T has entered into employment agreements that provide as follows:

Employment Agreement with Mr. Blanton. Mr. Blanton is a party to a Key Officer Compensation Agreement with GB&T dated January 1, 2000, as amended October 15, 2003 and December 31, 2008. The agreement is for a term of three years and is renewable annually for additional terms of three years each year upon approval of the Committee. The agreement was most recently renewed in 2012 for an additional three-year term expiring in December 2015. Mr. Blanton’s base salary is set by the Committee annually. For 2012, Mr. Blanton was paid a base salary of $382,166, and his base salary for 2013 is set at $393,631.

Pursuant to the agreement, Mr. Blanton is also entitled to an annual incentive award in an amount to be determined by the Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the agreement), Mr. Blanton will be entitled to a cash payment equal to two times his average base salary plus cash bonuses paid during the last three years. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional “Gross-Up Payment.”

In the event that Mr. Blanton’s employment is terminated as a result of his death or permanent disability, GB&T will pay his estate, or him, as the case may be, an amount equal to six months of his then current base salary. If Mr. Blanton’s employment is terminated by GB&T without “cause” (as defined in the agreement) he will be entitled to continue to receive his base salary for the longer of two years or the remaining term of the agreement. He will also be entitled to continuing medical coverage for up to two years at GB&T’s expense. If, following a change in control, Mr. Blanton is (i) required to relocate a distance greater than 35 miles, (ii) required to accept a reduction in the rate of his base salary or annual incentive compensation (as defined in the agreement), or (iii) is required to perform duties and occupy a position other than that described in the agreement, he will be entitled to resign and to receive continuation payments of his total annual compensation benefits for a period equal to the greater of two years or the remaining term of the agreement and to receive continuing medical coverage for up to two years. The agreement provides that upon termination of employment, for the longer of 24 months or the remaining term of the agreement, Mr. Blanton will not compete with GB&T within a 25 mile radius of the principal office of GB&T and will not solicit, divert or hire away to any competing business any person employed by GB&T. The agreement also contains covenants by the executive regarding confidentiality of GB&T information.

Employment Agreement with Mr. Thigpen. Mr. Thigpen is a party to a Key Officer Compensation Agreement with GB&T dated January 1, 2000, as amended October 15, 2003 and December 31, 2008. The agreement is for a term of three years and is renewable annually for additional terms of three years each year upon approval of the Committee. The agreement was most recently renewed in 2012 for an additional three-year term expiring in December 2015. The base salary is set by the Committee annually. For 2012, Mr. Thigpen was paid a base salary of $353,926, and his base salary for 2013 is set at $364,543.

Pursuant to the agreement, Mr. Thigpen is also entitled to an annual incentive award in an amount to be determined by the Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the agreement), Mr. Thigpen will be entitled to a cash payment equal to two times his average base salary plus cash bonuses paid during the last three years. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional “Gross-Up Payment.”

In the event that Mr. Thigpen’s employment is terminated as a result of his death or permanent disability, GB&T will pay his estate, or him, as the case may be, an amount equal to six months of his then current base salary. If Mr. Thigpen’s employment is terminated by GB&T without “cause” (as defined in the agreement) he will be entitled to continue to receive his base salary for the longer of two years, or the remaining term of the agreement. He will also be entitled to continuing medical coverage for up to two years at GB&T’s expense. If, following a change in control, Mr. Thigpen is (i) required to relocate a distance greater than 35 miles, (ii) required to accept a reduction in the rate of his base salary or annual incentive compensation (as defined in the agreement), or (iii) is required to perform duties and occupy a position other than that described in the agreement, he will be entitled to resign and to receive continuation payments of his total annual compensation for a period equal to the greater of two years or the remaining term of the agreement and to receive continuing medical coverage for up to two years The agreement states that upon termination for the longer of 24 months or the remaining term of the agreement, Mr. Thigpen will not compete with GB&T within a 25 mile radius of the principal office of GB&T and will not solicit, divert or hire away to any competing business any person employed by GB&T. The agreement also contains covenants by the executive regarding confidentiality of GB&T information.

Employment Agreement with Mr. Rains. On April 30, 2007, GB&T entered into an Employment Agreement with Mr. Rains that superseded his earlier Change in Control Agreement. The agreement had an initial term that expired on December 31, 2009 and was renewable annually for additional terms of three years each upon approval of the Committee. In December 2008, the Committee amended and renewed the agreement. In 2012, the Committee approved the renewal of the Employment Agreement for a term expiring in December 2015. The base salary is set by the Committee annually. For 2012, GB&T paid Mr. Rains a base salary of $208,000, and for 2013 his base salary is set at $215,000.

Pursuant to the agreement, Mr. Rains is also entitled to an annual incentive award in an amount to be determined by the Committee and will be eligible to participate in the Company’s incentive plans. If Mr. Rains terminates his employment with GB&T for “good reason” (as defined in the agreement) or is terminated involuntarily without “cause” (as defined in the agreement) within 24 months following a change in control, he will be entitled to receive two times the sum of (i) his base salary then in effect plus (ii) his average annual cash bonuses paid during the three years prior to the change in control. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive is entitled to receive an additional “Gross-Up Payment”.

In the event of Mr. Rains’ permanent disability, GB&T may not effect a termination of his employment for a period of at least six months. Upon his death, no amounts other than payments otherwise due under the agreement are due. If Mr. Rains’s employment is terminated by GB&T without cause, he will be entitled to continue to receive his base salary and bonus entitlement (calculated based on his average bonus over the prior three years) for the remaining term of the agreement, although he will not be entitled to those payments if he provides services to a competing business. For a period of 12 months following the termination of his employment without cause (either by Mr. Rains or by GB&T), Mr. Rains may not compete with GB&T within its defined business area. In addition, for a period of 24 months following termination of his employment with or without cause or as a result of a change in control as described in the agreement, Mr. Rains may not solicit, divert or (in the case of employees) hire away to any competing business any customer or employee of GB&T. The agreement also contains covenants by the executive regarding confidentiality of GB&T information.

Summary Compensation Table

Listed below is the total compensation paid by the Company and its subsidiaries during 2011 and 2012 to the named person(s) for their respective services in all capacities, specifically setting forth the compensation to the President and Chief Executive Officer (who is also the Company’s Principal Executive Officer), the Executive Vice President and Chief Operating Officer, and the Chief Financial Officer (who is also the Company’s Principal Financial Officer) (collectively, the “Named Executive Officers.”). The Board has designated these individuals as the Company’s executive officers for purposes of the filing and disclosure requirements promulgated under the Securities Act of 1934, as amended, including but not limited to the filing of reports under Section 16 of such Act.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) Note 1	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) Note 2	All Other Compensation ($) Note 3	Total ($)
R. Daniel Blanton – Director,	2012	$382,166	$0	$0	$0	$87,134	$425,600	$12,250	$907,150
President and Chief Executive Officer	2011	$371,035	$25,000	$0	$0	$45,441	$287,720	$12,250	$741,446

Ronald L. Thigpen – Director,	2012	$353,926	$0	$0	$0	$80,695	$407,868	$12,250	$854,739
Executive Vice President and Chief Operating Officer	2011	$343,617	$25,000	$0	$0	$42,082	$264,873	$12,250	$687,822

Darrell R. Rains – Group	2012	$208,000	$5,000	$0	$0	$47,424	$124,300	$11,848	$396,572
Vice President and Chief Financial Officer	2011	$201,635	$5,000	$0	$0	$23,955	$89,086	$10,715	$330,391

Note 1.
Non-Equity Incentive Plan awards are cash payments based upon the attainment of performance targets communicated to the executives at the beginning of that year. See “—Elements of Compensation—Performance-Based Non-Equity Incentive Plan Compensation.”

Note 2.
Represents the change in the actuarial present value of the accumulated benefit under the Company’s Non-Qualified Defined Benefit Plan. See “—Elements of Compensation—Non-Qualified Defined Benefit Plan.” This extraordinary increase is the result of having to significantly lower the discount rate applied to the plan due to the continuing low interest rate environment.

Note 3.	Represents the annual 401(k) contribution of the Company in the amount of $12,250 for Mr. Blanton, $12,250 for Mr. Thigpen and $11,848 for Mr. Rains.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the equity awards (all of which are incentive stock options granted under the Southeastern Bank Financial Corporation 2000 Long Term Incentive Plan) held by the Named Executive Officers at December 31, 2012. The Compensation Committee approved the grants of incentive stock options described below.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Note 1	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) Note 2	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
R. Daniel Blanton –	8,800	—	—	$23.91	10/15/13	—	—	—	—
Director, President and Chief Executive Officer
Ronald L. Thigpen –	8,800	—	—	$23.91	10/15/13	—	—	—	—
Director, Executive Vice President and Chief Operating Officer
Darrell R. Rains – Group	11,000	—	—	$38.18	11/2/15	—	—	—	—
Vice President and Chief Financial Officer	1,100	—	—	$29.32	1/29/18	—	—	—	—

Note 1.
All options granted are incentive stock options and are exercisable equally over a five-year vesting period beginning on the date of the grant. All options become immediately exercisable in the event of a change in control of the Company. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. As a result, the date of grant for the indicated options is 10 years prior to its expiration date.

Note 2.	Exercise price is the fair market value of the common stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 15, 2013, with respect to the Company’s directors, director nominees, the Named Executive Officers, shareholders known to the Company to own 5% or more of the Company’s common stock, and all current directors and executive officers of the Company as a group. Percentage calculations are based on 6,678,143 shares issued and outstanding. An asterisk (*) indicates ownership of less than one percent of the outstanding common stock.

Name and Address	Position(s) with the Company (1)	Number of shares Beneficially Owned		Percentage of Ownership
William J. Badger	Director	98,497	(2)	1.47%

R. Daniel Blanton	Director, President and Chief Executive	552,182	(3)	8.27%
3530 Wheeler Road	Officer Executive Officer
Augusta, Georgia 30909

W. Marshall Brown	Director	7,392	(4)	*

Patrick D. Cunning	Director	6659	(5)	*

Warren A. Daniel	Director	53,627	(6)	*

Edward G. Meybohm	Vice Chairman of the Board of the Company	291,822	(7)	4.37%
	and Chairman of the Board of the Bank

Robert W. Pollard, Jr.	Chairman of the Board of the Company,	577,626	(8)	8.65%
5863 Washington Road	Vice Chairman of the Board of the Bank
Appling, Georgia 30802

Larry S. Prather	Director	47,694	(9)	*

Darrell R. Rains	Group Vice President and	22,100	(10)	*
	Chief Financial Officer

Randolph R. Smith, MD	Director	323,110	(11)	4.84%

Ronald L. Thigpen	Director, Executive Vice President and	69,800	(12)	1.05%
	Chief Op erating Officer

John W. Trulock, Jr.	Director	3,860		*

All current executive		2,054,369	(13)	30.76%
officers and directors
as a group (12 persons)

Other Beneficial Owners of Greater than 5% of the Company’s Common Stock

RWP, Sr., Enterprises, LLLP (14)		1,017,742		15.24%
5863 Washington Road
Appling, GA 30802

Levi A. Pollard		506,991	(15)	7.59%
3310 Scotts Ferry Road
Appling, Georgia 30802

*	Represents less than one percent of the outstanding shares.
1.	See “Election of Directors” for information regarding positions with GB&T.
2.	Includes 28,547 shares held in Mr. Badger’s IRA, 3,216 shares held by Mr. Badger’s wife and 13,333 shares pledged as collateral.
3.
Includes 17,874 shares held in Mr. Blanton’s IRA, 221,244 shares held by Mr. Blanton’s wife, 26,234 shares held in Mr. Blanton’s wife’s IRA, 7,537 shares held jointly with Mr. Blanton’s wife, 96,738 shares held in trust by Mr. Blanton’s wife as trustee for their minor children, 1,738 shares held by Mr. Blanton as custodian for his minor children, 32,795 shares held in Mr. Blanton’s children’s name and 8,800 shares subject to exercisable options.

4.	Includes 1,000 shares held in Mr. Brown’s IRA.
5.	Includes 2,200 shares subject to exercisable options and 4,459 shares held in Mr. Cunning’s IRA.
6.	Includes 23,569 shares held in Mr. Daniel’s IRA.
7.	Includes 67,731 shares held in an IRA plan as to which Mr. Meybohm is a beneficiary, 109,296 as EG Meybohm IRGT and 109,295 as Lynn Meybohm IRGT.
8.	Includes 4,466 shares held in Mr. Pollard’s wife’s IRA, 103,109 shares held in trust for their minor children, 94,683 shares held by Mr. Pollard’s children and 10,576 shares held in Mr. Pollard’s IRA.

9.	Includes 20,061 shares held in Mr. Prather’s IRA, 440 shares held in a partnership, 880 shares held as custodian for his grandchild and 550 shares held by Mr. Prather’s wife.
10.	Includes 12,100 shares in exercisable options and 2,850 shares held in Mr. Rains’s IRA.
11.	Includes 79,464 shares held in a pension and profit sharing plan as to which Dr. Smith is a beneficiary and 15,094 shares held in Dr. Smith’s IRA.
12.	Includes 24,840 shares held in Mr. Thigpen’s IRAs, 27,560 shares held jointly with Mr. Thigpen’s wife and 8,800 shares subject to exercisable options.
13.	Includes 51,080 shares subject to exercisable options.
14.
RWP, Sr. Enterprises LLLP is a family limited partnership with four general partners: Robert W. Pollard, Jr.; Levi A. Pollard, V; Patricia P. Blanton; and Lynn Pollard All voting, dispositive and other activities by the partnership are taken by majority vote of the general partners, and each general partner has equal voting rights.

15.	Includes 49,603 shares held in trust for Mr. Pollard’s children, 715 shares held in trust for Mr. Pollard’s niece and nephews and 31,302 shares held in Mr. Pollard’s children’s names.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and its subsidiaries have had, and expect to have in the future, banking and other business transactions in the ordinary course of business with directors and officers of the Company and its subsidiaries and their related interests, including corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions have not and will not involve more than the normal risk of collection nor present other unfavorable features to the Company or its subsidiaries.

Loans outstanding to officers, directors and affiliates totaled $28.9 million and aggregated 21.3% of the Company’s shareholders’ equity at December 31, 2012. Deposit accounts with officers, directors and affiliates of the Company and its subsidiaries totaled $27.0 million at December 31, 2012.

The Company’s Board of Directors has adopted a written policy regarding approval of related party transactions. This policy augments, but does not replace, the regulatory requirements for review and approval of affiliate transactions under Regulation O and the Company’s loan policy. Under the policy, a “Related Party Transaction” is a transaction, arrangement or relationship in which the Company (or a subsidiary) and a related party (as defined below) participate and in which the amount involved exceeds $100,000. A “Related Party” is a director, director nominee, executive officer, 5% shareholder, immediate family member of any of the foregoing persons, or any business entity in which any of these persons is employed as a general partner, principal or similar position or holds at least a 5% beneficial ownership interest. Directors, director nominees, executive officers and 5% shareholders are required to submit to the Company’s Chief Financial Officer a list showing his or her immediate family members, employer, significant business interests and charitable or nonprofit organizations with which he or she is directly involved. The following types of Related Party Transactions will be deemed to be pre-approved by the Audit Committee:

●	employment of executive officers if their compensation is required under SEC rules to be reported in the Company’s annual proxy statement.

●	director compensation if it is required under SEC rules to be reported in the Company’s annual proxy statement.

●
transactions with other companies with which a Related Party’s only relationship is as a director, non-executive officer employee, or less than 10% shareholder so long as the aggregate amount involved does not exceed the greater of $100,000 or a significant percentage of that company’s total annual revenues.

●
charitable contributions to an entity with which a Related Party’s only relationship is as a director or non-executive officer employee so long as the aggregate amount involved does not exceed the lesser of $100,000 or a significant percentage of the organization’s total annual receipts.

●	bank depositary services.

●	transactions in which all shareholders receive proportional benefits.

Before entering into the Related Party Transaction, the Related Party or person at the Company responsible for the potential transaction must notify the Chief Financial Officer of the material facts and circumstances of the proposed transaction. The Chief Financial Officer will then determine whether the transaction is a Related Party Transaction to which standing pre-approval applies. If it is, the transaction will be deemed approved. If it is not, the Chief Financial Officer will submit it to the Audit Committee for approval at its next meeting or to the Audit Committee Chair, who is authorized to act on requests requiring earlier approval. The Audit Committee or Chair will consider the relevant facts and circumstances, including the benefits to the Company, impact on director independence, terms of the transaction and the terms available to unrelated third parties generally, in determining whether to approve the transaction. The Audit Committee or Chair may also ratify Related Party Transactions that were not previously approved or ratified under the policy and is required to review, during the first quarter of each fiscal year, all previously approved or ratified related party transactions that are then ongoing.

On May 14, 2009, the Company issued to R.W. Pollard Enterprises, LLLP (the “Holder”) a subordinated debenture in the principal amount of $2,946,646. The debenture is unsecured, bears interest at a rate of 8% per annum, payable quarterly, matures on the five-year anniversary of the date of issuance, and is callable at the Company’s option at a redemption price equal to the outstanding principal amount plus accrued but unpaid interest beginning on the three-year anniversary of issuance. Since the issuance of the debenture through December 31, 2012, the Company has paid the Holder an aggregate of $786,794 in interest and repaid $1,400,000 on May 14, 2012. At December 31, 2012, the balance on the debenture was $1,546,646. The principal may be accelerated upon the assignment for the benefit of creditors, bankruptcy, insolvency, or receivership of the Company. The debenture was issued to the Holder in a private placement exempt from registration under Rule 506 of the Securities Act of 1933, as amended. The general partner of the Holder is the Jennie F. Pollard Irrevocable Gifting Trust, the trustee of which is Robert W. Pollard, a director of the Company. The terms of the debenture were approved by the disinterested directors of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of six directors, each of whom is independent as such term is defined by Rule 4200 (a) (15) of the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is posted on the Company’s website at www.georgiabankandtrust.com/ go/investor-relations. Dr. Smith and Messrs. Badger, Brown, Cunning and Prather are members of the Company’s Board of Directors and Mr. Pollock is a member of GB&T’s Board of Directors.

Management is responsible for establishing and maintaining effective internal controls over financial reporting in conformity with accounting principles generally accepted in the United States of America as well as certifying that the consolidated financial statements present fairly in all material respects, the financial condition results of operations and cash flows of the Company. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company’s consolidated financial statements as of and for the year ended December 31, 2011. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

The Audit Committee has also reviewed Management’s Report on Internal Control over Financial Reporting. That report reflects the conclusion of Management that internal controls over financial reporting as of December 31, 2012 was effective. In its meeting with the independent accountants, the Audit Committee discussed and accepted their report, which contained the opinion that the Company maintained effective internal control over financial reporting as of December 31, 2012.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission.

Randolph R. Smith, M.D., Chairman	William J. Badger	Larry S. Prather
W. Marshall Brown	Patrick D. Cunning	R. Joseph Pollock

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file reports of initial ownership of the Company’s Common Stock and changes in such ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended December 31, 2012, all filing requirements applicable to its executive officers, directors, and owners of more than ten percent of the Company’s Common Stock were complied with in a timely manner.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Crowe Horwath LLC, Oak Brook, Illinois, acted as the Company’s principal independent certified public accountants for the fiscal year ended December 31, 2012 and has been retained by the Audit Committee to continue to serve in that capacity for the fiscal year ending December 31, 2013. The Board of Directors knows of no direct or material indirect financial interest by Crowe Horwath LLC in the Company or of any connection between Crowe Horwath LLC and the Company, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee. One or more representatives of Crowe Horwath LLC will be present at the Meeting. They will be available to answer questions and, if they desire to do so, make a statement.

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2012 and 2011 by Crowe Horwath LLC.

	2012	2011
Audit Fees	$282,500	$282,500
Audit-Related Fees	32,577	47,423
Tax Fees	37,805	49,493
All Other Fees	—	9,950
Total Fees	$352,882	$389,366

For 2012, audit-related fees were for out of pocket expenses. Tax fees were for the normal preparation of federal and state corporate tax returns and supporting schedules in addition to the calculations for the Company’s quarterly estimated tax payments.

For 2011, audit-related fees were for out of pocket expenses. Tax fees were for the normal preparation of federal and state corporate tax returns and supporting schedules in addition to the calculations for the Company’s quarterly estimated tax payments. All other fees were for additional audit procedures related to derivatives accounting and the fourth quarter merger and conversion of GB&T and SB&T.

The Committee pre-approves the audit and permissible non-audit fees to be paid to the independent auditors. After Committee approval, modifications to fees resulting from changes in scope up to $25,000 may be made upon concurrence by the Audit Committee chairman. Any such changes are reported to the Audit Committee at its next regular meeting.

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by Crowe Horwath LLC for the fiscal year ending December 31, 2012. The Audit Committee has determined that the services rendered and the fees billed for the year ended December 31, 2012 that were not related to the audit of the Company’s consolidated financial statements are compatible with the independence of Crowe Horwath LLC as the Company’s independent accountants.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Director Nominations

The full Board of Directors evaluates and nominates the members of the Board of Directors. The Board has not established a nominating committee because it believes the experience and contacts of, and interaction among, all of the directors with respect to this process provides the best forum for discussion and consideration of potential nominees. The Board has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers, and shareholders of the Company, and professionals in the financial services and other industries. The Board considers certain skills and character traits that are appropriate for the Company. These include, but are not limited to, the proper temperament for Board duties and responsibilities, collegiality, good judgment, leadership skills, integrity, current and past business experience, experience and knowledge of the Company and the banking industry generally and a commitment to the long-term best interests of the shareholders. While the Company has no formal policy related to diversity, it does acknowledge that diversity of age, gender and specific skills are important when identifying potential nominees. Based on standards established by the Nasdaq Stock Market, current directors independent of management are: William J. Badger, W. Marshall Brown, Patrick D. Cunning, Warren A. Daniel, Edward G. Meybohm, Larry S. Prather, Sr., Randolph R. Smith, M.D. and John W. Trulock, Jr.

The Board will consider shareholder nominations for directors that are made in writing and delivered in accordance with Section 3.8 of the Company’s Bylaws. Under our Bylaws, such nominations must state: (1) the proposed nominee’s name, age and business and residence addresses; (2) the proposed nominee’s principal business or occupation during the past five years; (3) the proposed nominee’s affiliation with or material interest in any person or entity having an interest materially adverse to the Company, and (4) a sworn or certified statement of the shareholder that the proposed nominee has consented to being nominated and that the shareholder believes that the proposed nominee would stand for election and would serve if elected. Section 3.8 of our Bylaws also requires that the notice of the nomination be submitted in writing to the Secretary of the Company at its principal office (currently located at 3530 Wheeler Road, Augusta, Georgia 30909) no later than 14 days before the annual meeting of shareholders or five days after notice of the meeting has been mailed, whichever is later. For the 2013 meeting, nominations will be due on or before April 10, 2013. Nominations not made in accordance with this procedure may be discarded by the chair of the meeting at which the election is to be held, although the chair may also waive all or any part of these requirements for good cause shown.

Shareholder Proposals

To be included in the Company’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by the Company at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted prior to November 30, 2013 for the next year’s annual meeting. The persons named as proxies in the Company’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 3530 Wheeler Road, Augusta, Georgia, 30909. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

Appendix A

SOUTHEASTERN BANK FINANCIAL CORPORATION
CHARTER OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

	●	Monitor the integrity of the Company’s systems of internal controls regarding finance, accounting, and legal compliance.

	●	Ensure the independence of the Company’s independent auditors and internal auditing department.

	●	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct oversight of the Internal Auditor and staff.

II.	Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of Rule 4200 of the National Association of Securities Dealers listing standards. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements.

Audit Committee members shall be appointed by the Board. If an Audit Committee Chairman is not designated or present, the members of the Committee may designate a Chairman by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee will meet privately in executive session to discuss any matters that the Committee believes should be discussed.

III.	Audit Committee Responsibilities and Duties

Review Procedures

	1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval.

2.
In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company’s financial reporting process and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

3.
Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly consolidated financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chairman of the committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

4.
The independent auditors are ultimately accountable to the Audit Committee. The Audit Committee shall review the independence and performance of the auditors and appoint the independent auditors or discharge the auditors when circumstances warrant.

5.
The Committee shall pre-approve the audit and permissible non-audit fees to be paid to the independent auditors. After Committee approval, modifications to fees resulting from changes in scope up to $25,000 may be made upon concurrence by the Audit Committee Chairman. Any such changes will be reported to the Audit Committee at its next regular meeting. The following activities may not be performed by the independent auditors contemporaneously with the audit: (1) bookkeeping or other services related to the accounting records or financial statements of the Company; (2) financial information systems design and implementation; (3) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (4) actuarial services; (5) internal audit outsourcing services; (6) management functions or human resources; (7) broker or dealer, investment adviser, or investment banking services; (8) legal services and expert services unrelated to the audit; and (9) any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

6.	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

Independent Auditors continued

7.
The Committee shall ensure that the independent auditors provide the Committee with timely reports for their review regarding critical accounting policies and practices; all alternative treatments of financial information within GAAP that have been discussed with management, the effects of using such alternatives and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management.

8.	Determine the audit scope, staffing, locations, reliance upon management and internal audit, and general audit approach.

9.
Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10.
Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting and other matters required by Rules 3520 and 3600T of the PCAOB.

Internal Audit Department and Legal Compliance

11.	Review the audit plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

12.	Review the appointment, performance, and replacement of the senior internal audit executive.

13.	Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

14.	On at least an annual basis, review the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

15.	Establish, review, and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

16.	Perform any other activities consistent with this Charter, and governing laws, as the Committee or the Board deems necessary or appropriate.

17.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road Augusta, Georgia 30909

PROXY SOLICITED BY

THE BOARD OF DIRECTORS OF SOUTHEASTERN BANK FINANCIAL CORPORATION

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

APRIL 24, 2013

The undersigned hereby appoints J. Pierce Blanchard, Jr. and Darrell R. Rains, and each of them, with full power of substitution, proxies to vote the shares of common stock which the undersigned could vote if personally present at the 2013 Annual Meeting of Shareholders of Southeastern Bank Financial Corporation to be held at 4:00 p.m., on April 24, 2013 at the Cotton Exchange Office, 32 Eighth Street, Augusta, Georgia, or at any adjournment thereof.

(1)	Proposal I: Election of Directors:

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY TO VOTE
	(except as marked to the contrary)		for all nominees listed below:

William J. Badger	Warren A. Daniel	Randolph R. Smith, M.D.
R. Daniel Blanton	Edward G. Meybohm, Sr.	Ronald L. Thigpen
W. Marshall Brown	Robert W. Pollard, Jr.	John W. Trulock, Jr.
Patrick D. Cunning	Larry S. Prather

(Instruction: To withhold authority to vote for any individual nominee(s), strike a line through the name(s) of such nominee(s))

CONTINUED ON REVERSE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

(2)	Proposal II: Advisory vote on executive compensation:

☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	Proposal III: Advisory vote on the frequency of an advisory vote on executive compensation:
☐ EVERY YEAR ☐ ONCE EVERY 2 YEARS ☐ ONCE EVERY 3 YEARS ☐ ABSTAIN

(4)	In their discretion, upon such other matters as may properly come before the meeting and of which the Company does not receive adequate notice prior to the Annual Meeting.

This proxy will be voted in accordance with the direction of the undersigned as marked. If no direction is given, this proxy will be voted “FOR” the nominees listed in Proposal I, “FOR” Proposal II, for “ONCE EVERY THREE YEARS” in Proposal III, and in the discretion of the proxies as described in clause (4) above.

	Dated:	, 2013

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)	Signature

Signature (s) of Shareholder

Please sign exactly as name appears hereon. If shares are held jointly each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc. should use full title. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

Please fill in, date and sign the proxy and return in the enclosed postpaid envelope.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲